Exhibit 99.1

Greg Parker

Investor Relations

210/220-5632

        or

Renee Sabel

Media Relations

210/220-5416

FOR IMMEDIATE RELEASE

October 24, 2012

CULLEN/FROST REPORTS SOLID THIRD QUARTER RESULTS

•	Net income up 7.6 percent

•	Loans grow by 7.5 percent

•	Deposits rise 13.1 percent

SAN ANTONIO – Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported that strong loan and deposit growth contributed to solid third quarter 2012 results, as the Texas financial services leader continues to operate well in a slowly recovering economy.

Cullen/Frost’s net income for the third quarter of 2012 was $58.7 million, or $.95 per diluted common share, up 7.6 percent compared to third quarter 2011 earnings of $54.5 million, or $.89 per diluted common share. Returns on average assets and equity for the third quarter of 2012 were 1.11 percent and 9.75 percent, respectively, compared to 1.15 percent and 9.79 percent for the same period of 2011.

The provision for loan losses was $2.5 million, compared to $9.0 million reported a year earlier, while the allowance for loan losses as a percentage of loans decreased to 1.20 percent from 1.43 percent for the same quarter of 2011.

For the third quarter of 2012, net interest income on a tax-equivalent basis increased 4.2 percent to $167.3 million, compared to the $160.6 million reported for the same quarter of 2011. Average deposits for the quarter were $17.5 billion, an increase of $568 million over the previous quarter, and $2.1 billion over the $15.4 billion reported for the third quarter of 2011. For the third quarter of 2012, average loans were $8.6 billion, an increase of $599 million, or 7.5 percent, compared to the $8.0 billion reported for the third quarter a year earlier, and up $367 million compared to the $8.3 billion reported in the second quarter of 2012.

“Cullen/Frost continues to generate solid results in an improving, but still sluggish economy and extended low interest rate environment,” said CEO Dick Evans. “I was pleased to see loans reach $8.6 billion, a growth of 7.5 percent over last year’s third quarter, as our disciplined calling and team selling efforts are starting to pay off.

“In a lending environment that remains both challenging and competitive, with businesses demonstrating caution and paying down debt, we are seeing the result of our work, both in loan growth and in the expansion of our customer base. Our credit quality levels remain manageable, capital levels remain very strong, and we have money to lend,” said Evans.

“We saw a good increase in net interest income for the quarter and a $2.1 billion increase in average deposits,” Evans said. “Since the financial crisis began, customers have responded to our company’s value proposition by bringing their deposits and their business to Frost. Since year-end 2007, average deposits have grown almost $7 billion, which we welcome. At the same time, the greater liquidity created by increased deposits continues to pressure the net interest margin, especially in this low rate environment.”

“We are blessed to be in Texas and fortunate to serve some of the strongest markets in the nation. Austin, Dallas, Fort Worth, Houston and San Antonio are mentioned in almost every article highlighting cities that have weathered the recession well and are positioned to grow even stronger in the recovery. Texas continues to grow jobs at a higher rate than the nation.

“Four years ago the U.S. was on the brink of the greatest financial crisis since the 1930s. Decisions we made then have enabled us to perform well today. Frost was one of the first banks in the nation to turn down TARP bailout funds, a decision that ranks among the best in our 144-year history,” Evans said. “Not having to deal with the repercussions of repaying TARP allowed us to stay focused on building our business. We have consistently paid a shareholder dividend and, in fact, have increased the dividend annually for the past 18 years.

“Our outstanding employees make Cullen/Frost’s success possible, and I appreciate their dedication and commitment to helping our company grow,” Evans said.

For the first nine months of 2012, earnings were $177.8 million, up 9.6 percent, compared to $162.1 million reported for the same period of 2011. Year-to-date earnings were $2.88 per diluted common share, compared to $2.64 per diluted common share for the same period in 2011. Returns on average assets and average equity for the first nine months of 2012 were 1.16 percent and 10.09 percent respectively, compared to 1.19 percent and 10.11 percent for the same period a year earlier.

Noted financial data for the third quarter of 2012 follows:

•

Tier 1 and Total Risk-Based Capital Ratios for the Corporation at the end of the third quarter of 2012 were 14.10 percent and 15.62 percent, respectively, and continue to be in excess of well capitalized levels. The tangible common equity ratio was 8.80 percent at the end of the third quarter of 2012, compared to 9.01 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end of period shareholders’ equity less goodwill and intangible assets divided by end of period total assets less goodwill and intangible assets.

•

Net-interest income on a taxable equivalent basis for the third quarter of 2012 totaled $167.3 million, an increase of 4.2 percent, compared to $160.6 million for the same period a year ago. This increase resulted primarily from an increase in the average volume of earning assets and was partly offset by a decrease in the net interest margin. Strong growth in deposits has helped to fund the increase in earning assets. The net interest margin was 3.54 percent for the third quarter of 2012, compared to 3.81 percent for the third quarter of 2011, and 3.61 percent for the second quarter of 2012.

•

Non-interest income for the third quarter of 2012 totaled $71.2 million, compared to $79.2 million reported for the third quarter of 2011. During last year’s third quarter, the company reported a $6.4 million pre-tax gain on the sale of $32.6 million in long-duration municipal securities. Revenue from interchange and debit card transaction fees was $4.2 million, down $4.5 million from $8.7 million for the third quarter of 2011. This reduction was directly related to regulatory changes implemented by the Durbin Amendment to Dodd-Frank. Trust and investment management fees were $20.8 million, up $1.2 million from the third quarter of 2011, with about half of the increase related to investment fees. Other charges, commissions and fees were up $693,000 with most of the increase related to new revenues from Frost HR Consulting which was part of the Stone acquisition in January of this year. Other income was up $1.9 million from last year’s third quarter, with $1.1 million of that increase due to income from customer derivative activities.

•

Non-interest expense was $144.5 million for the quarter, up $7.1 million compared to the $137.4 million reported for the third quarter a year earlier. Total salaries rose $3.3 million, or 5.3 percent, to $65.0 million, and were impacted by an increase in the number of employees, combined with normal annual merit and market increases. Employee benefits rose $2.0 million, primarily related to increases in expenses from the Corporation’s retirement plan, up $877,000, and an increase in medical expenses, up $520,000. Net occupancy expense was $13.2 million, up $1.1 million, related to a $643,000 increase in lease expense, due mainly to five new financial centers opened since last year’s third quarter. Furniture and equipment expense was $14.2 million, up $1.1 million from the same quarter last year, primarily due to increases in software maintenance and services contracts.

•

For the third quarter of 2012, the provision for loan losses was $2.5 million, compared to net charge-offs of $2.7 million. For the third quarter of 2011, the provision for loan losses was $9.0 million, compared to net charge-offs of $16.3 million. The allowance for loan losses as a percentage of total loans was 1.20 percent at September 30, 2012, compared to 1.43 percent at the end of the third quarter last year and 1.24 percent at the end of the second quarter of 2012. Non-performing assets were $124.9 million at the end of the third quarter, compared to $112.1 million last quarter-end and $139.3 million at last year’s third quarter.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, October 24, 2012, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430. Digital playback of the conference call will be available after 2 p.m. CT until midnight Sunday, October 28, 2012 at 855-859-2056 with Conference ID # of 37619280. The call will also be available by webcast at the URL listed below and available for playback after 2 p.m. CT. After entering the Web site, www.frostbank.com, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $21.8 billion in assets at September 30, 2012. Among the top 50 largest U.S. banks and one of 24 banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effects of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2012			2011
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$151,532	$149,217	$149,707	$150,323	$145,361
Net interest income(1)	167,341	163,972	164,707	165,340	160,579
Provision for loan losses	2,500	2,355	1,100	—	9,010
Non-interest income:
Trust and investment management fees	20,843	21,279	20,652	18,861	19,652
Service charges on deposit accounts	20,797	20,639	20,794	21,475	22,072
Insurance commissions and fees	9,964	9,171	12,377	7,450	9,569
Interchange and debit card transaction fees	4,194	4,292	4,117	4,166	8,719
Other charges, commissions and fees	7,265	7,825	7,350	7,125	6,572
Net gain (loss) on securities transactions	—	370	(491)	—	6,409
Other	8,095	6,187	7,180	8,583	6,224

Total non-interest income	71,158	69,763	71,979	67,660	79,217

Non-interest expense:
Salaries and wages	64,984	62,624	63,702	66,126	61,697
Employee benefits	14,019	14,048	16,701	12,574	12,004
Net occupancy	13,193	12,213	11,797	11,413	12,080
Furniture and equipment	14,193	13,734	13,420	13,454	13,106
Deposit insurance	2,593	2,838	2,497	2,773	2,583
Intangible amortization	973	994	1,011	1,052	1,108
Other	34,495	36,085	32,912	36,441	34,829

Total non-interest expense	144,450	142,536	142,040	143,833	137,407

Income before income taxes	75,740	74,089	78,546	74,150	78,161
Income taxes	17,071	16,027	17,513	18,736	23,654

Net income	$58,669	$58,062	$61,033	$55,414	$54,507

PER SHARE DATA
Net income - basic	$0.95	$0.94	$0.99	$0.90	$0.89
Net income - diluted	0.95	0.94	0.99	0.90	0.89
Cash dividends	0.48	0.48	0.46	0.46	0.46
Book value at end of quarter	39.35	38.48	37.81	37.27	36.69

OUTSTANDING SHARES
Period-end shares	61,462	61,404	61,373	61,264	61,245
Weighted-average shares - basic	61,317	61,291	61,201	61,154	61,137
Dilutive effect of stock compensation	369	344	332	54	102
Weighted-average shares - diluted	61,686	61,635	61,533	61,208	61,239

SELECTED ANNUALIZED RATIOS
Return on average assets	1.11%	1.14%	1.23%	1.12%	1.15%
Return on average equity	9.75	9.95	10.59	9.74	9.79
Net interest income to average earning assets(1)	3.54	3.61	3.73	3.76	3.81

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2012			2011
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,635	$8,268	$8,050	$7,975	$8,036
Earning assets	19,218	18,605	18,087	17,806	17,053
Total assets	21,010	20,401	19,920	19,579	18,825
Non-interest-bearing demand deposits	7,161	6,829	6,399	6,325	5,905
Interest-bearing deposits	10,289	10,053	9,998	9,804	9,524
Total deposits	17,450	16,882	16,397	16,129	15,429
Shareholders’ equity	2,393	2,347	2,317	2,258	2,209

Period-End Balance:
Loans	$8,811	$8,490	$8,127	$7,995	$8,090
Earning assets	20,024	19,033	18,583	18,498	17,728
Goodwill and intangible assets	545	546	547	539	540
Total assets	21,848	20,866	20,417	20,317	19,490
Total deposits	18,245	17,277	16,909	16,757	16,064
Shareholders’ equity	2,419	2,363	2,321	2,284	2,247
Adjusted shareholders’ equity(1)	2,144	2,110	2,076	2,036	2,003

ASSET QUALITY
($ in thousands)
Allowance for loan losses	$105,401	$105,648	$107,181	$110,147	$115,433
as a percentage of period-end loans	1.20%	1.24%	1.32%	1.38%	1.43%

Net charge-offs	$2,747	$3,888	$4,066	$5,286	$16,318
Annualized as a percentage of average loans	0.13%	0.19%	0.20%	0.26%	0.81%

Non-performing assets:
Non-accrual loans	$106,407	$92,255	$97,870	$94,338	$110,178
Foreclosed assets	18,524	19,818	22,676	26,608	29,114

Total	$124,931	$112,073	$120,546	$120,946	$139,292
As a percentage of:
Total loans and foreclosed assets	1.41%	1.32%	1.48%	1.51%	1.72%
Total assets	0.57	0.54	0.59	0.60	0.71

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.10%	14.07%	14.47%	14.38%	14.59%
Total Risk-Based Capital Ratio	15.62	15.61	16.10	16.24	16.57
Leverage Ratio	8.59	8.65	8.68	8.66	8.82
Equity to Assets Ratio (period-end)	11.07	11.32	11.37	11.24	11.53
Equity to Assets Ratio (average)	11.39	11.51	11.63	11.53	11.73

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	Nine Months Ended
	September 30,
	2012	2011
CONDENSED INCOME STATEMENTS
Net interest income	$450,456	$431,453
Net interest income(1)	496,020	476,725
Provision for loan losses	5,955	27,445
Non-interest income
Trust and investment management fees	62,774	59,436
Service charges on deposit accounts	62,230	64,650
Insurance commissions and fees	31,512	27,971
Interchange and debit card transaction fees	12,603	25,459
Other charges, commissions and fees	22,440	20,625
Net gain (loss) on securities transactions	(121)	6,414
Other	21,462	17,787

Total non-interest income	212,900	222,342

Non-interest expense
Salaries and wages	191,310	185,902
Employee benefits	44,768	40,365
Net occupancy	37,203	35,555
Furniture and equipment	41,347	38,015
Deposit insurance	7,928	9,941
Intangible amortization	2,978	3,335
Other	103,492	101,152

Total non-interest expense	429,026	414,265

Income before income taxes	228,375	212,085
Income taxes	50,611	49,964

Net income	$177,764	$162,121

PER SHARE DATA
Net income – basic	$2.89	$2.64
Net income – diluted	2.88	2.64
Cash dividends	1.42	1.37
Book value at end of period	39.35	36.69

OUTSTANDING SHARES
Period-end shares	61,462	61,245
Weighted-average shares – basic	61,270	61,083
Dilutive effect of stock compensation	347	199
Weighted-average shares – diluted	61,617	61,282

SELECTED ANNUALIZED RATIOS
Return on average assets	1.16%	1.19%
Return on average equity	10.09	10.11
Net interest income to average earning assets(1)	3.63	3.93

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Nine Months Ended
	September 30,
	2012	2011
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,319	$8,066
Earning assets	18,639	16,415
Total assets	20,446	18,229
Non-interest-bearing demand deposits	6,798	5,541
Interest-bearing deposits	10,114	9,376
Total deposits	16,912	14,917
Shareholders’ equity	2,352	2,143

Period-End Balance:
Loans	$8,811	$8,090
Earning assets	20,024	17,728
Goodwill and intangible assets	545	540
Total assets	21,848	19,490
Total deposits	18,245	16,064
Shareholders’ equity	2,419	2,247
Adjusted shareholders’ equity(1)	2,144	2,003

ASSET QUALITY
($ in thousands)
Allowance for loan losses	$105,401	$115,433
As a percentage of period-end loans	1.20%	1.43%

Net charge-offs:	$10,701	$38,328
Annualized as a percentage of average loans	0.17%	0.64%

Non-performing assets:
Non-accrual loans	$106,407	$110,178
Foreclosed assets	18,524	29,114

Total	$124,931	$139,292
As a percentage of:
Total loans and foreclosed assets	1.41%	1.72%
Total assets	0.57	0.71

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.10%	14.59%
Total Risk-Based Capital Ratio	15.62	16.57
Leverage Ratio	8.59	8.82
Equity to Assets Ratio (period-end)	11.07	11.53
Equity to Assets Ratio (average)	11.51	11.76

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).